Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Flotek Industries, Inc. and Subsidiaries of our reports dated March 7, 2012, relating to the consolidated financial statements and internal control over financial reporting which appear in the Annual Report on Form 10-K of Flotek Industries, Inc. and Subsidiaries for the year ended December 31, 2011 and our report dated June 28, 2012, relating to the financial statements of the Flotek Industries, Inc. 401(k) Plan which appear in the Annual Report on Form 11-K of Flotek Industries, Inc. and Subsidiaries for the year ended December 31, 2011.

/s/ HEIN & ASSOCIATES LLP

Houston, Texas

August 29, 2012